Exhibit 10.1

TRANSITION SERVICES AGREEMENT
BY AND BETWEEN
XPO LOGISTICS, INC.
AND
RXO, INC.
DATED AS OF OCTOBER 31, 2022

TABLE OF CONTENTS
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TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of October 31, 2022, by and between XPO Logistics, Inc., a Delaware corporation (“Parent”), and RXO, Inc., a Delaware corporation (“SpinCo”).
R E C I T A L S:
WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares owned by Parent (the “Distribution”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;
WHEREAS, to effectuate the Separation and the Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”);
WHEREAS, to facilitate and provide for an orderly transition in connection with the Separation and the Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; and
WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered together, and would not have been entered independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01    Definitions. For purposes of this Agreement (including the Recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:
“Action” has the meaning set forth in the Separation and Distribution Agreement.
“Additional Services” has the meaning set forth in Section 2.01(b).
“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York.
“Charge” and “Charges” have the meaning set forth in Section 2.03.
“Confidential Information” means all Information that is either confidential or proprietary.
“Contract Manager” has the meaning set forth in Section 2.08.
“Deliverables” has the meaning set forth in Section 4.02.
“Dispute” has the meaning set forth in Section 9.15(a).
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.
“Effective Time” means 12:01 a.m., Eastern Time, on the Distribution Date.
“e-mail” has the meaning set forth in Section 9.09.
“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, (i) the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto and (ii) the inability to obtain sufficient funds needed for the performance of a Party’s obligation hereunder, shall not be deemed an event of Force Majeure.
“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.
“Information” has the meaning set forth in the Separation and Distribution Agreement.
“Information Statement” has the meaning set forth in the Separation and Distribution Agreement.
“Intellectual Property License Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Intellectual Property Rights” has the meaning set forth in the Separation and Distribution Agreement.
“Interest Payment” has the meaning set forth in Section 5.02.
“Law” has the meaning set forth in the Separation and Distribution Agreement.
“Level of Service” has the meaning set forth in Section 2.02(c).
“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
“Non-Income Taxes” has the meaning set forth in Section 5.03(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.
“Parent Shares” means the shares of common stock, par value $0.001 per share, of Parent.
“Party” or “Parties” means the parties to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.
“Personal Information” means all information concerning an identified or identifiable person, as well as all information defined as “personal information,” “personally identifiable information,” “personal health information,” or the equivalent under any Law concerning the collection, use, storage or processing of such information.
“Project Work” has the meaning set forth in Section 2.01(c).
“Provider” means, with respect to any Service, the Party providing such Service.
“Provider Indemnitees” has the meaning set forth in Section 8.03.
“Recipient” means, with respect to any Service, the Party receiving such Service.
“Recipient Indemnitees” has the meaning set forth in Section 8.04.
“Record Date” means the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares entitled to receive SpinCo Shares pursuant to the Distribution.
“Representatives” has the meaning set forth in the Separation and Distribution Agreement.
“Separation” has the meaning set forth in the Recitals.
“Separation and Distribution Agreement” has the meaning set forth in the Recitals.
“Service Baseline Period” has the meaning set forth in Section 2.02(c).
“Service Period” means, with respect to any Service, the period commencing on the Distribution Date and ending on the earliest to occur of (a) the date that a Party terminates the provision of such Service pursuant to Section 6.02 and (b) the earlier of the date, if any, specified for termination of such Service on the Schedules hereto or eight (8) months from the Distribution Date.
“Services” has the meaning set forth in Section 2.01(a).
“SpinCo” has the meaning set forth in the Preamble.
“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Change of Control” means the first of the following events, if any, to occur following the Distribution Date:
(a)    the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of fifty percent (50%) or more of the combined voting power of SpinCo’s then-outstanding voting securities, other than any such acquisition by SpinCo, any of its Subsidiaries, any employee benefit plan of SpinCo or any of its Subsidiaries, or any Affiliates of any of the foregoing;
(b)    the merger, consolidation or other similar transaction involving SpinCo, as a result of which persons who were stockholders of SpinCo immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; or
(c)    the sale, transfer or other disposition of all or substantially all of the assets of SpinCo and its Subsidiaries.
“SpinCo Shares” means the shares of common stock, par value $0.01 per share, of SpinCo.
“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.
“Tax” has the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
“Taxing Authority” has the meaning set forth in the Tax Matters Agreement.
“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) payable by Provider of such Service to a Third Party principally because of the early termination of such Service; provided, however, that Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service and credit any such reductions against the Termination Charges payable by Recipient; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Third Party” means any Person other than the Parties or any of their respective Affiliates.
“Third-Party Claim” means any Action commenced by any Third Party against any Party or any of its Affiliates.
ARTICLE II
SERVICES
Section 2.01    Services.
(a)    Commencing as of the Effective Time, Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to Recipient, or any Subsidiary of Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.
(b)    At any time after the date of this Agreement, if (i) SpinCo identifies a service that Parent provided to SpinCo during the last sixty (60) days prior to the Distribution Date that SpinCo reasonably needs in order for the SpinCo Business to continue to operate in substantially the same manner in which the SpinCo Business operated during the last sixty (60) days prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), or (ii) Parent identifies a service that SpinCo provided to Parent during the last sixty (60) days prior to the Distribution Date that Parent reasonably needs in order for the Parent Business to continue to operate in substantially the same manner in which the Parent Business operated during the last sixty (60) days prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided) then, in each case, if such Party provides written notice to the other Party within sixty (60) days after the Distribution Date requesting such additional services, then the Party receiving such notice shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that neither Party shall be obligated to provide any Additional Service if it does not, in its commercially reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of such Party’s or its Subsidiaries’ businesses; and provided, further, that a Party shall not be required to provide any Additional Services if the Parties, acting reasonably and in good faith, are unable to reach agreement on the terms thereof (including with respect to Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.01(b), the Parties shall negotiate in good faith the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Service(s) set forth therein shall be deemed

“Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
(c)    At any time after the date of this Agreement and during the term of this Agreement, if (i) SpinCo identifies in good faith that additional work project support or resources are reasonably required to transition off the Services, including with respect to any migration, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided) and does qualify as an Additional Service pursuant to Section 2.01(b), or (ii) Parent identifies in good faith that additional work project support or resources are reasonably required to transition off the Services, including with respect to any migration, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided) and does qualify as an Additional Service pursuant to Section 2.01(b) then, in each case, if such Party provides written notice to the other Party during the term of this Agreement requesting such additional work project support or resources, the Party receiving such notice shall use its commercially reasonable efforts to provide such requested additional work project support or resources (such requested additional work project support or resources, the “Project Work”); provided, however, that neither Party shall be obligated to provide any Project Work if it does not, in its commercially reasonable judgment, have adequate resources to provide such Project Work or if the provision of such Project Work would significantly disrupt the operation of such Party’s or its Subsidiaries’ businesses; and provided, further, that neither Party shall be required to provide any Project Work if the Parties, acting reasonably and in good faith, are unable to reach agreement on the terms thereof (it being agreed that the Charges for such Project Work that is to be performed by employees of the Party providing the Project Work shall be billed at the rate set forth in the Schedules hereto under the heading “Project Work”). In connection with any request for Project Work in accordance with this Section 2.01(c), the Parties shall negotiate in good faith the terms of a supplement to the applicable Schedule. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period(s), termination provisions and other terms applicable to such Project Work in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Project Work set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
(d)    It is not the intent of Provider to render, nor of Recipient to receive from Provider, professional advice or opinions, whether with regard to Tax, generally accepted accounting principles, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters; Recipient shall not rely on, or construe, any Service rendered by or on behalf of Provider as such professional advice or opinions or technical advice; and Recipient shall seek all third-party professional advice and opinions or technical advice as it may desire or need from persons other than Provider or its Affiliates.

Section 2.02    Performance of Services.
(a)    Subject to Section 2.05, Provider shall perform, or shall cause one or more of its Subsidiaries to perform (directly, through one or more of its Subsidiaries, or through a Third Party service provider in accordance herewith), all Services to be provided in a manner that is substantially similar in all material respects to the analogous services provided by or on behalf of Provider or any of its Subsidiaries to its applicable functional group or Subsidiary during the twelve (12)-month period ending on the last day of Provider’s last fiscal quarter completed on or prior to the date of the Distribution Date (the “Service Baseline Period”) and that in any event, conforms in all material respects with the terms of the Schedules hereto.
(b)    Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If Provider is or becomes aware that any such violation is reasonably likely, Provider shall use commercially reasonable efforts to promptly advise Recipient of such potential violation, and Provider and Recipient will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing contract or agreement with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.02; provided, however, that Provider shall not be obligated, in connection with obtaining any such Third Party consent, to contribute any capital, pay or grant any consideration or concession in any form (including by providing any letter of credit, guaranty or other financial accommodation) to any Person, other than, in each case, reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees incurred by Provider or any of its Subsidiaries, all of which shall be promptly reimbursed by Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, or the performance of such Service by Provider would constitute a violation of any applicable Law, Provider shall have no obligation whatsoever to perform or cause to be performed such Service.
(c)    Unless otherwise provided with respect to a specific Service on the Schedules hereto, Provider shall not be obligated to perform or cause to be performed any Service in a manner that is more burdensome in any material respect (with respect to service quality or quantity) than analogous services provided by Provider or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the Service Baseline Period. If Recipient requests that Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, then the Parties shall cooperate and negotiate in good faith to determine whether Provider will be required to provide such requested increased Level of Service. If the Parties agree that Provider shall provide the requested increased Level of Service, then such increased Level of Service shall be documented in a written agreement signed by the Parties. Each amended section of the Schedules hereto, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement, and the Level of Service increase(s) set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
(d)    (i) Neither Provider nor any of its Subsidiaries shall be required to perform or cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.04, RECIPIENT ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS,” “WHERE IS” BASIS, THAT RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT PROVIDER MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. PROVIDER SPECIFICALLY DISCLAIMS ANY WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
(e)    Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.
Section 2.03    Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, Recipient shall pay Provider a fee (either one (1)-time or recurring) for such Services (or category of Services, as applicable) (each fee, a “Charge” and, collectively, “Charges”), which Charges shall be set forth on the applicable Schedules hereto, or if not so set forth, then, unless otherwise provided with respect to a specific Service on the Schedules hereto, based upon the cost of providing such Services. During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed by the Parties, (b) any adjustments due to a change in Level of Service requested by Recipient and agreed by Provider, and (c) any adjustment in the rates or charges imposed by any Third Party service provider that is providing Services; provided that Provider will use commercially reasonable efforts to notify Recipient of any such material change in rates as promptly as practicable. Together with any invoice for Charges, Provider shall provide Recipient with reasonable documentation, including any additional documentation reasonably requested by Recipient, to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.
Section 2.04    Reimbursement for Out-of-Pocket Costs and Expenses. In addition to any increase to a Charge contemplated by Section 2.02(c) and Section 2.03, Recipient shall reimburse Provider for reasonable out-of-pocket costs and expenses incurred by Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense in excess of two thousand dollars

($2,000.00) that is not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval of Recipient; provided, further, that if Recipient does not provide such advance written approval and the incurrence of such cost or expense is reasonably necessary for Provider to provide such Service in accordance with the standards set forth in this Agreement, Provider shall not be required to perform such Service. Any authorized travel-related expenses incurred in performing the Services shall be charged to Recipient in accordance with Provider’s then-applicable business travel policies.
Section 2.05    Changes in the Performance of Services.
(a)    Notwithstanding the foregoing, Provider may make changes from time to time in the manner of performing the Services if Provider is making similar changes in performing analogous services for itself and if Provider furnishes to Recipient reasonable prior written notice (in content and timing) of such changes; provided, that if such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, the Parties shall cooperate in good faith to agree on modifications to such Services as are commercially reasonable in consideration of the circumstances.
(b)    Subject to the limitations set forth in Section 2.02(b), Recipient may request a change to a Service by submitting a request in writing to Provider describing the proposed change in reasonable detail. Provider shall respond to the request as soon as reasonably practicable, and the Parties shall use commercially reasonable efforts to agree to such request, unless the change requested would adversely impact the cost, liability, or risk associated with providing or receiving the applicable Service, or cause any other disruption or adverse impact on the business or operations of Provider or its Affiliates. Each agreed-upon change shall be documented by an amendment in writing to the applicable Schedule. Each such amendment of the Schedules hereto, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement, and the change to the applicable Service(s) set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.
Section 2.06    Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from Provider to Recipient (or its designee). Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable.
Section 2.07    Subcontracting. Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) Provider shall use substantially the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Provider and (b) Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) and the content of the

Services provided to Recipient. Provider shall be liable for any breach of its obligations under this Agreement by any Third Party service provider engaged by Provider.
Section 2.08    Contract Manager. Each Party shall appoint an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “Contract Manager”) who shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party, and for making available to the other Party the data, facilities, resources and other support services required for the performance of the services in accordance with the terms of this Agreement; provided that for each Service, the Contract Manager shall be permitted to delegate the foregoing responsibilities for such Service to an individual identified on the Schedules, and such representative shall be deemed to be the Contract Manager with respect to such Service. The initial Contract Managers for the Parties are set forth on the applicable Schedules. The Parties may change their respective Contract Managers from time to time upon notice to the other Party in accordance herewith.
ARTICLE III
OTHER ARRANGEMENTS
Section 3.01    Access.
(a)    Upon reasonable advance written notice, SpinCo shall, and shall cause its Subsidiaries to, allow Parent and its Subsidiaries and their respective Representatives reasonable access to the facilities of SpinCo and its Subsidiaries that is necessary for Parent and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, SpinCo shall, and shall cause its Subsidiaries to, afford Parent, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of SpinCo and its Subsidiaries as reasonably necessary for Parent to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by SpinCo or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of SpinCo or any of its Subsidiaries and (ii) in the event that SpinCo determines in good faith that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence. Parent agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of SpinCo or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of SpinCo or its Subsidiaries, conform to the policies and procedures of SpinCo and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Parent from time to time.
(b)    Upon reasonable advance written notice, Parent shall, and shall cause its Subsidiaries to, allow SpinCo and its Subsidiaries and their respective Representatives reasonable access to the facilities of Parent and its Subsidiaries that is necessary for SpinCo and its Subsidiaries to fulfill their obligations under this Agreement. In addition to the foregoing right of access, Parent shall, and shall cause its Subsidiaries to, afford SpinCo, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Parent and its Subsidiaries as reasonably necessary for SpinCo to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Parent or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of Parent or any of its Subsidiaries and (ii) in the event that Parent determines in good faith that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence. SpinCo agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Parent or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Parent or its Subsidiaries, conform to the policies and procedures of Parent and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to SpinCo from time to time.
ARTICLE IV
INTELLECTUAL PROPERTY
Section 4.01    Intellectual Property Ownership. As between the parties, subject to the terms of the Separation and Distribution Agreement, the Intellectual Property License Agreement and any other Ancillary Agreements, any Intellectual Property Rights owned or licensed by one party or any of its Affiliates that are provided to the other party or any of such other party’s Affiliates or third-party providers or third-party vendors pursuant to this Agreement shall remain the property of the party providing such Intellectual Property Rights, or the Affiliates of such party that provides same. Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Provider, and Recipient shall reproduce any such notices on any and all copies thereof. Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Provider, and Recipient shall promptly notify Provider of any such attempt, regardless of whether by Recipient or any Third Party, of which Recipient becomes aware.
Section 4.02    Deliverables. Provider acknowledges and agrees that, to the fullest extent permitted under applicable Law, any and all materials, products, data, data files, records, reports, documentation, deliverables, work product or other information (including any Intellectual Property Rights therein, collectively, “Deliverables”) generated with respect to the Services shall be deemed “works made for hire” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. §101) for Recipient and shall be the sole and exclusive property of Recipient. In the event that for any reason the Deliverables are not deemed “works made for hire,” Provider agrees to (and shall cause its Affiliates or third-party contractors to) use commercially reasonable efforts to assign and transfer, and does hereby assign and transfer, to Provider, any and all of Provider’s rights, title, and interest in and to such Deliverables. Provider shall (and shall cause its Affiliates or third-party contractors to) execute and deliver any and all instruments and other documents and take such other actions as may be reasonably necessary or reasonably requested by Recipient to document the aforesaid assignment and transfer the Deliverables to Recipient or its Affiliates, as the case may be, or to enable Recipient to secure, register, maintain, enforce or otherwise fully protect its rights in and to the Deliverables. Provider hereby waives any and all of its moral rights that Provider may have in the Deliverables.
Section 4.03    Limited License. Each Party, on behalf of itself and its Affiliates, hereby grants, and shall cause its third-party contractors to grant, to the other Party and its Affiliates, a limited, royalty-free, fully paid-up, worldwide, non-sublicensable (except to third-parties solely to the extent required for the receipt or provision, as the case may be, of any Service), non-exclusive, non-transferable license, solely for the duration of any applicable Service, to use the Intellectual Property Rights owned by or licensed to such party or any of its Affiliates, solely to the extent necessary for, as the case may be, Provider to provide the Services and Recipient to receive and use the Services. Except as expressly identified in this Article IV, nothing contained in this Agreement shall be deemed to grant one party, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any Intellectual Property Rights owned by the other party (or any Affiliate or third-party contractor of the other party).
Section 4.04    Software Licenses or Services. With respect to any software license or access to software-based services that are provided under or as part of a Service, (i) Recipient shall comply with the terms and conditions of the vendor/licensor applicable to such software license or service, and (ii) Recipient understands that Provider shall, subject to Section 2.02(b), use commercially reasonable efforts to share access to such software license or service, but that Provider might not be able to procure consent to such shared access despite reasonable efforts, in which case Provider shall cooperate in good faith with Recipient in Recipient’s efforts to contract directly with the applicable software vendor (which software/service fees shall be Recipient responsibility); provided, however, that Provider shall not be required to contribute capital, pay or grant any consideration or concession in any form (including by providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any consent that is required in order for Provider to provide such software license or service (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Recipient, as promptly as reasonably practicable).
ARTICLE V
BILLING; TAXES
Section 5.01    Procedure. Recipient shall pay, or cause to be paid to, Provider the Charges for the Services as set forth in this Agreement, including, as applicable, on the Schedules, and, without duplication, all other costs incurred by Provider as set forth in this Agreement. Amounts payable pursuant to this Agreement shall be paid by wire transfer or Automated Clearing House payment (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed by Provider), which amounts shall be due (a) in the case of recurring Charges, on a quarterly basis on or prior to the first (1st) day of the calendar quarter for which the applicable Service is to be provided, and (b) in the case of all other amounts, within thirty (30) days of Recipient’s receipt of each invoice for Charges, including reasonable documentation pursuant to Section 2.03. All amounts due and payable hereunder shall be paid in U.S. dollars. Any billing Dispute shall be handled pursuant to the procedures set out in Section 9.15; provided, that notwithstanding the existence of any Dispute, Recipient shall promptly pay any undisputed amount(s) .
Section 5.02    Late Payments. Charges not paid when due (including any undisputed amounts) pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%) (the “Interest Payment”).
Section 5.03    Taxes.
(a)    Without limiting any provisions of this Agreement, Recipient shall be responsible for and shall pay any and all excise, sales, use, value-added, goods and services, transfer, stamp, documentary, filing, recordation and other similar Taxes, in each case, imposed or, payable with respect to, or assessed as a result of the provision of Services by Provider or any fees or charges (including any Charges) payable by Recipient pursuant to this Agreement (collectively, “Non-Income Taxes”), but excluding any Taxes measured by reference to net income. The Party required to account for such Non-Income Tax shall provide to the other Party appropriate Tax invoices and, if applicable, evidence of the remittance of the amount of such Non-Income Tax to the relevant Governmental Authority. The Parties shall use commercially reasonable efforts to minimize Non-Income Taxes and to obtain any refund, return, rebate or the like of any Non-Income Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents, in each case, to the extent legally permissible.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, Recipient shall be entitled to deduct and withhold from any payment to Provider any such Taxes that Recipient is required by any applicable Law to withhold. To the extent any amounts are so deducted and withheld, Recipient shall timely pay when due such deducted and withheld amounts to the proper Governmental Authority and promptly provide to Provider evidence of such payment to such Governmental Authority. The Parties shall use commercially reasonable efforts to minimize withholding Taxes to the extent legally permissible.
(c)    If Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment, in each case, of Taxes that were borne by Recipient pursuant to this Agreement, then Provider shall promptly pay, or cause to be paid, to Recipient an amount equal to such refund or overpayment, net of any additional Taxes payable by Provider as a result of the receipt of such refund or such overpayment.
Section 5.04    No Set-Off. Except as mutually agreed in writing by the Parties, no Party nor any of its Affiliates shall have any right of set-off or other similar rights with respect to

(a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.
Section 5.05    Audit Rights. Subject to the confidentiality provisions of this Agreement, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by the other Party or a Third Party service provider, including any applicable invoices or other supporting documentation, and in the case of a Third Party service provider, agreements documenting the arrangements between such Third Party service provider and Provider; provided, however, that each Party shall make no more than one (1) such request during any calendar quarter. The requesting Party shall reimburse the other Party for any reasonable, documented, out-of-pocket costs incurred in connection with such other Party providing such Information.
ARTICLE VI
TERM AND TERMINATION
Section 6.01    Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the close of business on the last day of the last Service Period with respect to any Service either Party is obligated to provide to the other Party in accordance with the terms of this Agreement and the Schedules hereto and (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety. Unless otherwise terminated pursuant to Section 6.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service; provided that Recipient may request to extend any Service Period for any Service to the extent reasonably necessary, in order to continue the operations of Recipient in a manner consistent with its operations during the Service Baseline Period, by providing written notice to Provider, specifying the requested length of such extension, no later than fifteen (15) days prior to the scheduled end of the Service Period with respect to such Service. Upon receipt of such extension request, Provider shall continue to perform such Service for the extended period as set out in such extension request on the same terms and conditions as are provided on the applicable Schedule and this Agreement; provided, however, that the cost set forth in the applicable Schedule for the applicable Service shall be increased by twenty percent (20%) with respect to any such Service each three (3) month period occurring after the initial Service Period. Without the prior agreement of Provider, in no event shall Recipient be entitled to extend a service for a period that is more than three (3) months after the end of the initial Service Period set forth in the applicable Schedule. In no event shall the aggregate term (i.e., the initial Service Period plus any extension period(s), including any extension periods previously permitted under this Agreement) for any Service exceed a period of twenty-four (24) months after the Distribution Date.
Section 6.02    Early Termination.
(a)    Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (but not any portion thereof) (i) for any reason or no reason, upon the giving of at least fifteen (15) days’ prior written notice to Provider; provided, however, that such termination (x) may only be effective as of the last day of a calendar month and (y) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 6.04, or (ii) if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured by Provider for a period of at least fifteen (15) days after receipt by Provider of written notice of such failure from Recipient; provided, however, that (i) such termination may only be effective as of the last day of a month and (ii) Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.15) as to whether Provider has cured the applicable breach.
(b)    Provider may terminate this Agreement with respect to the entirety or portion of any Service at any time upon prior written notice to Recipient, if Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured by Recipient for a period of at least fifteen (15) days after receipt by Recipient of a written notice of such failure from Provider; provided, however, that Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.15) as to whether Recipient has cured the applicable breach.
(c)    Parent may terminate this Agreement with respect to all Services provided by Parent if there is a SpinCo Change of Control.
(d)    The Schedules hereto shall be updated to reflect any terminated Service.
Section 6.03    Interdependencies. The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that Recipient is seeking to terminate pursuant to Section 6.02, and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Provider’s obligation to provide such Service shall terminate automatically with such termination.
Section 6.04    Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and Recipient shall have no obligation to pay any future Charges relating to such Service; provided, however, that Recipient shall remain obligated to Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service and (b) any applicable Termination Charges (which Termination Charges shall be payable only in the event that Recipient terminates any Service pursuant to Section 6.02(a)(i)). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article VI, Article VIII and Article IX, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.
Section 6.05    Information Transmission. Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement and to the extent permissible, any Information received or computed by Provider for the benefit of Recipient concerning the relevant Service during the Service Period as reasonably requested by Recipient; provided, however, that, except as otherwise agreed in writing by the Parties, (a) Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information and (c) Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.
ARTICLE VII
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS
Section 7.01    Parent and SpinCo Obligations. Subject to Section 7.04, until the five (5)-year anniversary of the date of the termination of this Agreement in its entirety, each of Parent and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) is independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.
Section 7.02    No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party pursuant to Section 7.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 7.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system back-up tapes, disks or other back-up storage devices; and provided, further, that any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.
Section 7.03    Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign Laws relating to the collection, use, processing, or storage of Personal Information that are or that may in the future be applicable to the provision of the Services under this Agreement.
Section 7.04    Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VIII
LIMITED LIABILITY AND INDEMNIFICATION
Section 8.01    Limitations on Liability.
(a)    SUBJECT TO SECTION 8.02 AND EXCEPT FOR THE FAILURE TO PAY FOR SERVICES, THE TOTAL LIABILITIES OF EITHER PARTY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED 100% OF THE AGGREGATE CHARGES PAID AND PAYABLE UNDER THIS AGREEMENT TO SUCH PARTY IN RESPECT OF SERVICES PROVIDED BY SUCH PARTY UNDER THIS AGREEMENT.
(b)    IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.
(c)    The limitations in Section 8.01(a) and Section 8.01(b) shall not apply in respect of any Liability arising out of or in connection with (i) either Party’s Liability for breaches of confidentiality under Article VI, (ii) the Parties’ respective obligations under Section 8.03 or (iii) the willful misconduct or fraud of or by the Party to be charged.
Section 8.02    Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Provider with respect to the provision of any Services (with respect to which Provider can reasonably be expected to re-perform in a commercially reasonable manner), Provider shall, at the request of Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Provider. Notwithstanding anything herein to the contrary, the remedy set forth in this Section 8.02 shall be the sole and exclusive remedy of Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 6.02(a) or to seek specific performance in accordance with Section 9.16. Any request for re-performance in accordance with this Section 8.02 by Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (a) the date on which such breach occurred and (b) the date on which such breach was reasonably discovered by Recipient.

Section 8.03    Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Recipient shall indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all claims of Third Parties relating to, arising out of or resulting from Recipient’s use or receipt of the Services provided by Provider hereunder, other than Third-Party Claims to the extent arising out of the gross negligence, bad faith, willful misconduct or fraud of any Provider Indemnitee.
Section 8.04    Provider Indemnity. Subject to the limitations in Section 8.01(a) and Section 8.01(b), in addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Provider shall indemnify, defend and hold harmless Recipient and its Subsidiaries, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities to the extent relating to, arising out of or resulting from the sale, delivery or provision of any Services provided by Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from Provider’s gross negligence, bad faith, willful misconduct or fraud with respect to the sale, delivery or provision of any Services provided by Provider hereunder.
Section 8.05    Recipient Indemnity. Subject to the limitations in Section 8.01(a) and Section 8.01(b), in addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Recipient shall indemnify, defend and hold harmless Provider Indemnitees, from and against any and all Liabilities to the extent relating to, arising out of or resulting from the sale, delivery or provision of any Services provided by Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from Recipient’s gross negligence, bad faith, willful misconduct or fraud with respect to the sale, delivery or provision of any Services provided by Provider hereunder.
Section 8.06    Indemnification Procedures. The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and, provided, further, that this Section 9.01 shall not require such Party to incur any out-of-pocket costs or expenses, unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties.

Section 9.02    Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.
Section 9.03    Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.
Section 9.04    Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Provider, and Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.
Section 9.05    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and the Distribution and would not have been entered independently.

(c)    Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:
(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.
(d)    Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 9.06    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 9.07    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all of the other Ancillary Agreements all at the same time) in connection with a merger, consolidation or other business combination of a Party with or into any other Person or a sale of all or substantially all of the assets of a Party to another Person, in each case so long as the resulting, surviving or acquiring Person assumes all of the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party; provided, further, that, in connection with the acquisition by a purchaser of all or a significant portion of a business unit of Parent or its Affiliates, whether such acquisition is effected by a share purchase or sale of assets, Parent may assign its rights and obligations, in whole or in part, under this Agreement to such purchaser upon the consummation of such acquisition.
Section 9.08    Third-Party Beneficiaries. Except as provided in Article VIII with respect to the Provider Indemnitees and the Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right.
Section 9.09    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.09):

If to Parent, to:

XPO Logistics, Inc.
Five American Lane
Greenwich, CT 06831
Attention:	Chief Compliance Officer & Deputy General Counsel,
Christopher J. Signorello
E-mail:	[email address]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Scott A. Barshay
Steven J. Williams
E-mail:	sbarshay@paulweiss.com
swilliams@paulweiss.com

If to SpinCo, to:

RXO, Inc.
11215 N. Community House Road
Charlotte, NC 28277
Attention:	Chief Legal Officer & Secretary, Jeff Firestone
E-mail:	[email address]

with a copy (which shall not constitute notice), to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Scott A. Barshay
Steven J. Williams
E-mail:	sbarshay@paulweiss.com
swilliams@paulweiss.com
Any Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 9.10    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 9.11    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party), unless this Agreement has previously been terminated under Article VI or this Section 9.11. Recipient shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such

Services because of a Force Majeure shall continue to exist for more than fifteen (15) consecutive days (it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider).
Section 9.12    Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.13    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.
Section 9.14    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.15    Dispute Resolution.
(a)    In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved by submitting such Dispute (including in reasonable detail the basis for such Dispute) first to the relevant Contract Manager of each Party, and the Contract Managers shall seek to resolve such Dispute through informal good faith negotiation. In the event that the Contract Managers fail to meet, or if they meet and fail to resolve a Dispute, within twenty (20) Business Days of the submission of such Dispute, then either Party may pursue the remedy set forth in Section 9.15(b).
(b)    If the procedures set forth in Section 9.15(a) have been followed with respect to a Dispute and such Dispute remains unresolved, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.
(c)    In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 9.15(a) and (b) and it is determined that the Charge or the Termination Charge, as applicable, that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Recipient has overpaid the Charge or the Termination Charge, as applicable, Provider shall within ten (10) calendar days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider; and (ii) if it is determined that Recipient has underpaid the Charge or the Termination Charge, as applicable, Recipient shall within ten (10) calendar days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.
Section 9.16    Specific Performance. Subject to Section 9.15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative (and, for the avoidance of doubt, shall be pursued in accordance with Section 9.15 or Article VII of the Separation and Distribution Agreement, as applicable). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Unless otherwise agreed in writing, Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 9.15 and this Section 9.16 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.
Section 9.17    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 9.18    Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.
Section 9.19    Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement” and “hereby” and words of similar import shall all be references to October 31, 2022.
Section 9.20    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

XPO LOGISTICS, INC.

By:	/s/ Ravi Tulsyan
	Name:	Ravi Tulsyan
	Title:	Chief Financial Officer

RXO, INC.

By:	/s/ Jeff Firestone
	Name:	Jeff Firestone
	Title:	Chief Legal Officer & Secretary
[Signature Page to Transition Services Agreement]